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                                  EXHIBIT 3(I)


             Articles of Incorporation of Carlisle Bancshares, Inc.
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                                                                    EXHIBIT 3(I)


                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                           CARLISLE BANCSHARES, INC.

                             DATED OCTOBER 29, 1984

                                   AS AMENDED

                                 MARCH 4, 1992



         The undersigned natural person of the age of twenty-one (21) years or more, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act, hereby certifies as follows:

         1.      The name of this corporation is Carlisle Bancshares, Inc.

         2. The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

                 (a)      To engage in the business of a bank holding company.

                 (b) To conduct any other business enterprise not contrary to law.

                 (c) To buy, sell, lease, use, develop, mortgage, improve and otherwise deal in and dispose of all types of real or personal property in connection with the conduct of business enterprise carried on by the corporation.

                 (d) To exercise all of the powers enumerated in Section 4 of the Arkansas Business Corporation Act.

         3. The period of existence of this corporation shall be perpetual.

         4. The registered office of this corporation shall be located at 2200 Worthen Bank Building,, Little Rock, Arkansas 72201 and the name of the registered agent of this corporation at that address is C. Douglas Buford, Jr.

         5. The total amount of the authorized capital stock of this corporation is 200,000 shares of common stock with $1.00 par value each.

         6. This corporation shall not commence business until at least $300.00 has been received as consideration for the issuance of shares.

         7. The name and post office address of each incorporator is as follows:

                    NAME                            POST OFFICE ADDRESS
                    ----                            -------------------
                    C. Douglas Buford, Jr.          2200 Worthen Bank Building
                                                    Little Rock, Arkansas 72201

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         8.      The number of Directors constituting the initial Board of
Directors shall be one. At the meeting of the shareholders next following the time when the number of shareholders of record shall be more than one, additional Directors shall be elected so that the total number of Directors shall be equal to the number of shareholders of record (but not to exceed eight unless the corporate bylaws specifically so provide).

         9. The President and Secretary of the Corporation shall have the authority on behalf of the corporation to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions on the future transfer (whether inter vivos, by inheritance or testamentary gift), hypothecation or other disposition of its shares; (b) granting purchase options to the corporation or its shareholders; or (c) requiring the corporation or its shareholders to or (c) requiring the corporation or its shareholders to purchase such shares upon stated contingencies. In addition, any and all of such restrictions, options or requirements may be imposed on all shares of the corporation, issued and unissued, upon the unanimous resolution of the Board of Directors and the consent of all stockholders as of the date of the Board's resolution.

         10. No contract entered into by this corporation shall be invalid or unenforceable because of the interest of any Director in the contract, either directly or indirectly.

         EXECUTED this 29th day of October, 1984.





                                        /s/ C. Douglas Buford, Jr.
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